UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road

Salem, New Hampshire 03079

(Address of principal executive offices) (Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2008, StockerYale, Inc. (the “Company”) received a decision letter from the Nasdaq Listing Qualifications Panel (the “Panel”) granting the Company’s request for continued listing on The Nasdaq Stock Market provided that on or before December 23, 2008, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten consecutive trading days. The Company must provide prompt notification to the Panel of any significant events that occur prior to December 23, 2008 that may call into question the Company’s ability to maintain compliance with the listing requirements of The Nasdaq Stock Market or to meet the December 23, 2008 deadline. The extension granted by the Panel is subject to the Company’s continuing compliance with all requirements for continued listing on the Nasdaq Capital Market.

The Company previously disclosed that on December 28, 2007, the Company received a notice from The Nasdaq Stock Market indicating that it was not in compliance with Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) because, for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share. The Company did not regain compliance with the Minimum Bid Price Rule and, accordingly, on June 26, 2008, the Company received written notification from The Nasdaq Stock Market stating that the Company’s common stock would be subject to delisting as a result of the deficiency unless the Company requested a hearing before the Panel.

On July 3, 2008, the Company requested a hearing before the Panel to address the minimum bid price deficiency, which was held on August 14, 2008. At the hearing, the Company presented a plan to regain compliance with the minimum bid price requirement.

There can be no assurance that the Company will maintain compliance with the continued listing requirements of The Nasdaq Stock Market or achieve the minimum bid price of $1.00 for a minimum of ten consecutive trading days.

Item 9.01. Statements and Exhibits.

(d)	Exhibit 99.1 listed in the Exhibit Index immediately preceding such exhibit is furnished with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: September 16, 2008

By:  /s/  Mark W. Blodgett

        Mark W. Blodgett

        President, Chief Executive Officer

        and Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of StockerYale, Inc., dated September 16, 2008